THE MAINSTAY FUNDS
MAINSTAY FUNDS TRUST
MAINSTAY VP FUNDS TRUST

AMENDMENT TO AMENDED AND RESTATED SUBADVISORY AGREEMENT

This Amendment to the Amended and Restated Subadvisory Agreement, is made as of the 1st day of May 2024, between New York Life Investment Management LLC, a Delaware limited liability company (the “Manager”) and MacKay Shields LLC, a Delaware limited liability company (the “Subadvisor”).

WHEREAS, the Manager and the Subadvisor are parties to the Amended and Restated Subadvisory Agreement, dated January 1, 2018, as amended (“Agreement”); and

WHEREAS, the Manager and the Subadvisor hereby wish to amend Schedule A of the Agreement to reflect (i) the name change for MainStay VP MacKay Government Portfolio to MainStay VP MacKay U.S. Infrastructure Bond Portfolio; and (ii) to update the fee schedule for MainStay VP MacKay Convertible Portfolio.

NOW, THEREFORE, the parties agree as follows:

(i) Effective May 1, 2024, Schedule A is hereby amended by deleting it in its entirety and replacing it with the Schedule attached hereto.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers and attested effective as of the date first written above.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

Attest: /s/ Brian J. McGrady	By: /s/ Kirk C. Lehneis
Name: Brian J. McGrady	Name: Kirk C. Lehneis
Title: Director and Associate General Counsel	Title: Senior Managing Director

MACKAY SHIELDS LLC

Attest: /s/ Young Lee	By: /s/ Rene A. Bustamante
Name: Young Lee	Name: Rene A. Bustamante
Title: Senior Managing Director and General Counsel	Title: Executive Managing Director and Chief Administrative Officer

SCHEDULE A

(As of May 1, 2024)

As compensation for services provided by Subadvisor, the Manager will pay the Subadvisor and Subadvisor agrees to accept as full compensation for all services rendered hereunder, at an annual subadvisory fee equal to the following:

FUND / PORTFOLIO	ANNUAL RATE ON ALLOCATED ASSETS
The MainStay Funds
MainStay Income Builder Fund (investment sleeve)*	0.32% on assets up to $500 million; 0.30% on assets from $500 million to $1 billion; 0.2875% on assets from $1 billion to $5 billion; and 0.2825% on assets over $5 billion*
MainStay MacKay Convertible Fund*

0.30% on assets up to $500 million;
0.275% on assets from $500 million to $1 billion;
0.25% on assets from $1 billion to $2 billion;
0.245% on assets from $2 billion to $5 billion; and
0.24% on assets over $5 billion

MainStay MacKay High Yield Corporate Bond Fund

0.30% on assets up to $500 million;
0.275% on assets from $500 million to $5 billion;
0.2625% on assets from $5 billion to $7 billion;

0.25% on assets from $7 billion to $10 billion; and
0.245% on assets from $10 billion to $15 billion; and
0.24% on assets over $15 billion

MainStay MacKay Strategic Bond Fund*	0.30% on assets up to $500 million; 0.275% on assets from $500 million to $1 billion; 0.25% on assets from $1 billion to $5 billion; and 0.2375% on assets over $5 billion
MainStay MacKay Tax Free Bond Fund*

0.225% on assets up to $500 million;
0.2125% on assets from $500 million to $1 billion; 0.20% on assets from $1 billion to $5 billion;
0.195% on assets from $5 billion to $7 billion;
0.19% on assets from $7 billion to $9 billion;
0.185% on assets from $9 billion to $11 billion; and
0.18% on assets over $11 billion

MainStay MacKay U.S. Infrastructure Bond Fund*	0.25% on assets up to $500 million; 0.2375% on assets from $500 million to $1 billion; and 0.225% on assets over $1 billion
MainStay Funds Trust
MainStay MacKay California Tax Free Opportunities Fund*	0.225% on assets up to $1 billion; 0.215% on assets from $1 billion to $3 billion; and 0.21% on assets over $3 billion

FUND / PORTFOLIO	ANNUAL RATE ON ALLOCATED ASSETS
MainStay MacKay High Yield Municipal Bond Fund*

0.275% on assets up to $1 billion;
0.27% on assets from $1 billion to $3 billion;
0.265% on assets from $3 billion to $5 billion;
0.26% on assets from $5 billion to $7 billion;
0.255% on assets from $7 billion to $9 billion; and
0.25% on assets from $9 billion to $11 billion;
0.245% on assets from $11 billion to $13 billion;
0.24% on assets over $13 billion

MainStay MacKay New York Tax Free Opportunities Fund*	0.225% on assets up to $1 billion; 0.215% on assets from $1 billion to $3 billion; and 0.21% on assets over $3 billion
MainStay MacKay Short Duration High Income Fund*	0.325% on all assets
MainStay MacKay Short Term Municipal Fund*	0.175% on assets up to $1 billion; 0.165% on assets from $1 billion to $5 billion; and 0.16% on assets over $5 billion
MainStay MacKay Strategic Municipal Allocation Fund*	0.20% on all assets
MainStay MacKay Total Return Bond Fund*	0.225% up to $1 billion; 0.22% from $1 billion to $3 billion; and 0.215% over $3 billion
MainStay VP Funds Trust
MainStay VP Income Builder Portfolio (investment sleeve)	0.285% on assets up to $1 billion; and 0.275% on assets over $1 billion
MainStay VP MacKay Convertible Portfolio

0.30% on assets up to $500 million;

0.275% on assets from $500 million to $1 billion;

0.25% on assets from $1 billion to $2 billion;

0.245% on assets from $2 billion to $5 billion; and

0.24% on assets over $5 billion

MainStay VP MacKay High Yield Corporate Bond Portfolio	0.285% on assets up to $1 billion; 0.275% on assets from $1 billion to $5 billion; and 0.2625% on assets over $5 billion
MainStay VP MacKay Strategic Bond Portfolio*	0.30% on assets up to $500 million; 0.275% on assets from $500 million to $1 billion; 0.25% on assets from $1 billion to $5 billion; and 0.2375% on assets over $5 billion
MainStay VP MacKay U.S. Infrastructure Bond Portfolio	0.25% on assets up to $500 million; 0.2375% on assets from $500 million to $1 billion; and 0.225% on assets over $1 billion

The portion of the fee based upon the average daily net assets of the respective Allocated Assets shall be accrued daily at the rate of l/(number of days in calendar year) of the annual rate applied to the daily net assets of the Allocated Assets. Payment will be made to the Subadvisor on a monthly basis.

* The Manager has agreed to waive a portion of the Fund’s/Portfolio’s management fee or reimburse the expenses of the appropriate class of the Fund/Portfolio so that the class total ordinary operating expenses do not exceed certain amounts. These waivers or expense limitations may be changed with Board approval. To the extent the Manager has agreed to waive its management fee or reimburse expenses, the Subadvisor, upon reasonable prior notice from the Manager, has voluntarily agreed to waive or reimburse its fee in proportion to the percentage of the total subadvisory fee that the Subadvisor earns.